Exhibit 99.1

Contact: Scott Shipley Investor Relations Lennar Corporation (305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports Third Quarter Results

•	Revenues of $721 million – down 35%

•

Loss per share of $0.97 (includes a $0.42 per share charge related to valuation adjustments and other write-offs; and a $0.34 per share charge related to a non-cash deferred tax asset valuation allowance)

•	Gross margin on home sales of 15.6% (excluding SFAS 144 valuation adjustments of $49 million)

•	Improved 160 basis points from Q2 2009

•	Decreased 240 basis points from Q3 2008

•	Gross margin on home sales of 7.8% (including SFAS 144 valuation adjustments) – down 700 basis points from Q3 2008

•	S,G&A expenses decreased $56 million, or 36%, from Q3 2008

•	S,G&A expenses as a % of revenues from home sales of 15.9%- up 20 basis points from Q3 2008

•	Homebuilding cash of $1.34 billion and no outstanding borrowings under the Company’s credit facility

•	Issued 8.1 million shares for $99 million under the equity draw-down program

•	Invested $140 million for: a 15% equity interest in LandSource, the purchase of several communities previously owned by LandSource and the settlement and release of any claims

•	Homebuilding debt to total capital, net of homebuilding cash, of 35.6%

•	Maximum recourse indebtedness related to the Company’s unconsolidated entities of $380 million – reduced $42 million since Q2 2009

•	Deliveries of 2,691 homes – down 29%

•	New orders of 3,104 homes – down 8%

•	Cancellation rate of 19% – compared to 27% in Q3 2008

•	Backlog dollar value of $647 million – improved 19% from Q2 2009

Miami, September 21, 2009 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its third quarter ended August 31, 2009. Third quarter net loss in 2009 was $171.6 million, or $0.97 per diluted share, compared to third quarter net loss of $89.0 million, or $0.56 per diluted share, in 2008.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “During the third quarter, the overall housing market continued its road back to recovery as more confident homebuyers took advantage of increased affordability. While high unemployment and foreclosures will continue to present challenges, consumer sentiment has significantly improved as homebuyers have recognized that the residential housing market is stabilizing.”

Mr. Miller continued, “We continued to strategically reduce the number of completed, unsold homes and reposition our product to target first-time and value-focused homebuyers. The execution of this strategy has led to an improved selling environment for the Company. While our new orders in the third quarter were down by 8% from the prior year, this is the smallest percentage year over year decline since November 2006. More importantly, our new orders increased sequentially each month during the quarter and we ended the quarter with our highest backlog since August 2008. In order to capitalize on the improvement in our sales pace, we increased our home starts during the quarter, which will lead to higher deliveries in the fourth quarter. We are also encouraged by the continued improvement in our cancellation rate. Additionally, our third quarter results reflect both a sequential improvement in pre-impairment gross margins of 160 basis points, driven by lower construction costs and declining sales incentives, and a $56 million decrease in S,G&A expenses year-over-year as a result of right-sizing our business.”

“During the quarter, we generated proceeds of $99 million from the issuance of common stock under an equity draw-down program and ended the quarter with $1.3 billion in cash and a homebuilding debt-to-total capital ratio, net of homebuilding cash, of 35.6%. Our ample liquidity enabled us to re-invest in the LandSource joint venture, and our 15% interest should create significant, long-term shareholder value.”

Mr. Miller concluded, “Assuming the economy continues to stabilize, we believe our improved sales environment, increasing pre-impairment gross margins and ability to leverage S,G&A should enable us to return to profitability in fiscal 2010.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED AUGUST 31, 2009 COMPARED TO

THREE MONTHS ENDED AUGUST 31, 2008

Homebuilding

Revenues from home sales decreased 36% in the third quarter of 2009 to $635.3 million from $995.7 million in 2008. Revenues were lower primarily due to a 28% decrease in the number of home deliveries, excluding unconsolidated entities, and a 12% decrease in the average sales price of homes delivered in the third quarter of 2009. New home deliveries, excluding unconsolidated entities, decreased to 2,660 homes in the third quarter of 2009 from 3,694 homes last year. In the third quarter of 2009, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2008. The average sales price of homes delivered decreased to $239,000 in the third quarter of 2009 from $270,000 in the same period last year. Sales incentives offered to homebuyers were $42,200 per home delivered in the third quarter of 2009, compared to $45,900 per home delivered in the same period last year, and declined sequentially from $52,600 per home delivered in the second quarter of 2009.

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Gross margins on home sales excluding SFAS 144 valuation adjustments were $98.9 million, or 15.6%, in the third quarter of 2009, compared to $179.4 million, or 18.0%, in the third quarter of 2008. Gross margin percentage on home sales, excluding SFAS 144 valuation adjustments, decreased compared to last year, due to reduced pricing and sales incentives as a percentage of revenues from home sales increasing to 15.0% in the third quarter of 2009, from 14.5% in the same period last year. Gross margins on home sales were $49.5 million, or 7.8%, in the third quarter of 2009, which included $49.4 million of SFAS 144 valuation adjustments, compared to gross margins on home sales of $147.1 million, or 14.8%, in the third quarter of 2008, which included $32.3 million of SFAS 144 valuation adjustments. Gross margins on home sales excluding SFAS 144 valuation adjustments is a non-GAAP financial measure (please refer to the Non-GAAP Financial Measure section within this release).

Homebuilding interest expense (included in cost of homes sold, cost of land sold and other expense, net) was $40.7 million in the third quarter of 2009, compared to $27.6 million in the third quarter of 2008. Despite a decrease in deliveries during the third quarter of 2009, compared to the third quarter of 2008, interest expense increased primarily due to the interest related to the $400 million of 12.25% senior notes due 2017 issued during the second quarter of 2009 and a reduction in qualifying assets eligible for interest capitalization as a result of a decrease in inventories.

Selling, general and administrative expenses were reduced by $55.5 million, or 36%, in the third quarter of 2009, compared to the same period last year, primarily due to reductions in associate headcount, variable selling expenses and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses were 15.9% in the third quarter of 2009 and 15.7% in 2008.

Losses on land sales totaled $9.4 million in the third quarter of 2009, which included $0.6 million of SFAS 144 valuation adjustments and $8.7 million of write-offs of deposits and pre-acquisition costs related to homesites under option that the Company does not intend to purchase. In the third quarter of 2008, losses on land sales totaled $28.8 million, which included $21.4 million of SFAS 144 valuation adjustments and $10.9 million of write-offs of deposits and pre-acquisition costs related to homesites that were under option.

Equity in loss from unconsolidated entities was $42.3 million in the third quarter of 2009, which included $31.0 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $11.0 million in the third quarter of 2008, which included $2.9 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Other expense, net, was $51.7 million in the third quarter of 2009, which included $27.5 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities and $0.5 million of write-offs of notes receivable, compared to other expense, net, of $52.2 million in the third quarter of 2008, which included $40.0 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities and $5.6 million of write-offs of notes receivable.

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Minority interest income, net, was $2.8 million in the third quarter of 2009, compared to minority interest income, net, of $9.0 million in the third quarter of 2008, which included $7.9 million of minority interest income as a result of a $15.9 million SFAS 144 valuation adjustment to inventory of a 50%-owned consolidated joint venture.

Sales of land, equity in loss from unconsolidated entities, other expense, net and minority interest income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services segment was $11.2 million in the third quarter of 2009, compared to an operating loss of $12.9 million in the same period last year. In the third quarter of 2008, there was a $27.2 million write-off of goodwill related to the segment’s mortgage operations, compared to no write-off in the third quarter of 2009.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $6.0 million, or 18%, in the third quarter of 2009, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 3.9% in the third quarter of 2009, from 3.1% in 2008, due to lower revenues.

Deferred Tax Asset Valuation Allowance

SFAS 109 requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on available evidence, it is more likely than not that such assets will not be realized. As a result of its net loss during the three months ended August 31, 2009, the Company generated deferred tax assets of $60.2 million and recorded a non-cash valuation allowance in accordance with SFAS 109 against the entire amount of deferred tax assets generated.

Equity Draw-down Program

During the three months ended August 31, 2009, the Company issued 8.1 million shares of its Class A common stock under the equity draw-down program for gross proceeds of $99.2 million.

LandSource

In July 2009, the United States Bankruptcy Court for the District of Delaware confirmed the plan of reorganization for LandSource. As a result of the bankruptcy proceedings, LandSource was reorganized into a new company called Newhall Land Development, LLC, (“Newhall”). The reorganized company emerged from Chapter 11 with more than $90 million in cash and free of debt. In addition, as part of the reorganization plan, the Company invested approximately $140 million in exchange for a 15% equity interest in the reorganized Newhall, ownership in several communities that were formerly owned by LandSource and the settlement and release of any claims that might have been asserted against the Company.

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NINE MONTHS ENDED AUGUST 31, 2009 COMPARED TO

NINE MONTHS ENDED AUGUST 31, 2008

Homebuilding

Revenues from home sales decreased 34% in the nine months ended August 31, 2009 to $1.9 billion from $3.0 billion in 2008. Revenues were lower primarily due to a 27% decrease in the number of home deliveries, excluding unconsolidated entities, and a 10% decrease in the average sales price of homes delivered in 2009. New home deliveries, excluding unconsolidated entities, decreased to 7,934 homes in the nine months ended August 31, 2009 from 10,860 homes last year. In the nine months ended August 31, 2009, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2008. The average sales price of homes delivered decreased to $245,000 in the nine months ended August 31, 2009 from $274,000 in 2008. Sales incentives offered to homebuyers were $48,600 per home delivered in the nine months ended August 31, 2009, compared to $47,500 per home delivered in the same period last year.

Gross margins on home sales excluding SFAS 144 valuation adjustments were $284.5 million, or 14.6%, in the nine months ended August 31, 2009, compared to $504.3 million, or 17.0%, in 2008. Gross margin percentage on home sales, excluding SFAS 144 valuation adjustments, decreased compared to last year, due to reduced pricing and sales incentives as a percentage of revenues from home sales increasing to 16.5% in the nine months ended August 31, 2009, from 14.8% in the same period last year. Gross margins on home sales were $159.8 million, or 8.2%, in the nine months ended August 31, 2009, which included $124.7 million of SFAS 144 valuation adjustments, compared to gross margins on home sales of $372.2 million, or 12.5%, in the nine months ended August 31, 2008, which included $132.1 million of SFAS 144 valuation adjustments. Gross margins on home sales excluding SFAS 144 valuation adjustments is a non-GAAP financial measure (please refer to the Non-GAAP Financial Measure section within this release).

Homebuilding interest expense (included in cost of homes sold, cost of land sold and other expense, net) was $99.5 million in the nine months ended August 31, 2009, compared to $98.0 million in the same period last year. Despite a decrease in deliveries during the nine months ended August 31, 2009, compared to the same period last year, interest expense increased primarily due to the interest related to the $400 million of 12.25% senior notes due 2017 issued during the second quarter of 2009 and a reduction in qualifying assets eligible for interest capitalization as a result of a decrease in inventories.

Selling, general and administrative expenses were reduced by $173.8 million, or 36%, in the nine months ended August 31, 2009, compared to the same period last year, primarily due to reductions in associate headcount, variable selling expenses and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 16.2% in the nine months ended August 31, 2009, from 16.5% in 2008.

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Losses on land sales totaled $17.6 million in the nine months ended August 31, 2009, which included $6.5 million of SFAS 144 valuation adjustments and $20.8 million of write-offs of deposits and pre-acquisition costs related to homesites under option that the Company does not intend to purchase. In the nine months ended August 31, 2008, losses on land sales totaled $60.7 million, which included $39.0 million of SFAS 144 valuation adjustments and $34.3 million of write-offs of deposits and pre-acquisition costs related to homesites that were under option.

Equity in loss from unconsolidated entities was $105.1 million in the nine months ended August 31, 2009, which included $81.0 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $52.9 million in the nine months ended August 31, 2008, which included $29.9 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Other expense, net, was $122.1 million in the nine months ended August 31, 2009, which included $71.7 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities and $0.5 million of write-offs of notes receivable, compared to other expense, net, of $121.9 million in the nine months ended August 31, 2008, which included $116.5 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities and $5.6 million of write-offs of notes receivable.

Minority interest income, net, was $11.0 million in the nine months ended August 31, 2009, compared to minority interest income, net, of $9.0 million in the nine months ended August 31, 2008, which included $7.9 million of minority interest as a result of a $15.9 million SFAS 144 valuation adjustment to inventory of a 50%-owned consolidated joint venture.

Sales of land, equity in loss from unconsolidated entities, other expense, net and minority interest income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services segment was $28.2 million in the nine months ended August 31, 2009, compared to an operating loss of $25.6 million in the same period last year. The increase in profitability in the Financial Services segment was primarily due to lower fixed costs as a result of its successful cost reduction initiatives implemented throughout the downturn. In addition, in the nine months ended August 31, 2008, there was a $27.2 million write-off of goodwill related to the segment’s mortgage operations, compared to no write-off in the nine months ended August 31, 2009.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $12.1 million, or 12%, for the nine months ended August 31, 2009, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 3.9% in the nine months ended August 31, 2009, from 3.0% in the same period last year, due to lower revenues.

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Deferred Tax Asset Valuation Allowance

SFAS 109 requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on available evidence, it is more likely than not that such assets will not be realized. As a result of its net loss during the nine months ended August 31, 2009, the Company generated deferred tax assets of $162.4 million and recorded a non-cash valuation allowance in accordance with SFAS 109 against the entire amount of deferred tax assets generated.

Equity Draw-down Program

As of August 31, 2009, the Company had issued 21.0 million shares of its Class A common stock under the equity draw-down program for gross proceeds of $225.5 million. The Company is authorized to sell shares for up to $275 million under the equity draw-down program.

Non-GAAP Financial Measure

Gross margins on home sales excluding SFAS 144 valuation adjustments is a non-GAAP financial measure, and is defined by the Company as sales of homes revenue less costs of homes sold excluding SFAS 144 valuation adjustments recorded during the period. Management finds this to be an important and useful measure in evaluating the Company’s performance because it discloses the profit the Company generates on homes it actually delivered during the period, as the Company’s SFAS 144 valuation adjustments relate to inventory that it did not deliver during the period. Gross margins on home sales excluding SFAS 144 valuation adjustments also is important to management, because it assists management in making strategic decisions regarding the Company’s construction pace, product mix and product pricing based upon the profitability the Company generated on homes it actually delivered during previous periods. The Company believes investors also find gross margins on home sales excluding SFAS 144 valuation adjustments to be important and useful because it discloses a profitability measure on homes the Company actually delivered in a period that can be compared to the profitability on homes the Company delivered in a prior period without regard to the variability of SFAS 144 valuation adjustments recorded from period to period. In addition, to the extent that the Company’s competitors provide similar information, disclosure of the Company’s gross margins on home sales excluding SFAS 144 valuation adjustments helps readers of the Company’s financial statements compare the Company’s ability to generate profits with regard to the homes it delivers in a period to its competitors’ ability to generate profits with regard to the homes they deliver in the same period.

Although management finds gross margins on home sales excluding SFAS 144 valuation adjustments to be an important measure in conducting and evaluating the Company’s operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. This is because it excludes charges the Company recorded, in accordance with SFAS 144, relating to inventory that was impaired during the period. In addition, because gross margins on home sales excluding SFAS 144 valuation adjustments is a financial measure that is not calculated in accordance with GAAP, it may not be completely comparable to similarly titled measures of the Company’s competitors due to differences in methods of calculation and charges being excluded. Management compensates for the limitations of using gross margins on home sales excluding SFAS 144 valuation adjustments by using this non-GAAP measure only to supplement the Company’s GAAP results in order to provide a more complete understanding of the factors and trends affecting the Company’s operations. In order to analyze the Company’s overall performance and actual

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profitability relative to its homebuilding operations, the Company also compares its gross margins on home sales during the period, inclusive of SFAS 144 valuation adjustments, with the same measure during prior comparable periods. Due to the limitations discussed above, gross margins on home sales excluding SFAS 144 valuation adjustments should not be viewed in isolation as it is not a substitute for GAAP measures of gross margins.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2008. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern time on Monday, September 21, 2009. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-998-1592 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2009	2008	2009	2008
Revenues:
Homebuilding	$643,613	1,016,156	1,977,876	3,056,476
Financial services	77,117	90,384	227,770	240,893

Total revenues	$720,730	1,106,540	2,205,646	3,297,369

Homebuilding operating loss	$(151,968)	(92,194)	(388,448)	(342,558)
Financial services operating earnings (loss)	11,156	(12,861)	28,187	(25,567)
Corporate general and administrative expenses	(28,053)	(34,047)	(86,323)	(98,453)

Loss before (provision) benefit for income taxes	(168,865)	(139,102)	(446,584)	(466,578)
(Provision) benefit for income taxes	(2,740)	50,138	(6,135)	168,482

Net loss	$(171,605)	(88,964)	(452,719)	(298,096)

Basic and diluted average shares outstanding	176,770	158,499	166,658	158,350

Basic and diluted loss per share	$(0.97)	(0.56)	(2.72)	(1.88)

Supplemental information:
Interest incurred (1)	$45,450	36,049	122,991	110,717

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, notes receivable and goodwill (2):
Loss before (provision) benefit for income taxes	$(168,865)	(139,102)	(446,584)	(466,578)
Interest expense	40,680	27,632	99,519	97,986
Valuation adjustments and write-offs of option deposits and pre-acquisition costs, notes receivable and goodwill	117,727	132,280	305,248	376,611

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, notes receivable and goodwill	$(10,458)	20,810	(41,817)	8,019

(1)	Amount represents interest incurred related to homebuilding debt.
(2)	EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, notes receivable and goodwill is a non-GAAP financial measure derived by adding back interest expense, valuation adjustments and write-offs of option deposits and pre-acquisition costs, notes receivable and goodwill reflected in loss before (provision) benefit for income taxes. This financial measure has been presented because the Company finds it useful and important in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2009	2008	2009	2008
Revenues:
Sales of homes	$635,266	995,731	1,946,624	2,967,651
Sales of land	8,347	20,425	31,252	88,825

Total revenues	643,613	1,016,156	1,977,876	3,056,476

Costs and expenses:
Cost of homes sold	585,770	848,609	1,786,854	2,595,468
Cost of land sold	17,792	49,273	48,839	149,526
Selling, general and administrative	100,798	156,298	314,501	488,288

Total costs and expenses	704,360	1,054,180	2,150,194	3,233,282

Homebuilding operating margins	(60,747)	(38,024)	(172,318)	(176,806)
Equity in loss from unconsolidated entities	(42,303)	(10,958)	(105,110)	(52,857)
Other expense, net	(51,697)	(52,228)	(122,053)	(121,895)
Minority interest income, net	2,779	9,016	11,033	9,000

Homebuilding operating loss	$(151,968)	(92,194)	(388,448)	(342,558)

Reconciliation of gross margins on home sales excluding SFAS 144 valuation adjustments to gross margins on home sales:
Sales of homes	$635,266	995,731	1,946,624	2,967,651
Cost of homes sold	585,770	848,609	1,786,854	2,595,468

Gross margins on home sales	49,496	147,122	159,770	372,183
SFAS 144 valuation adjustments to finished homes, CIP and land on which the Company intends to build homes	49,398	32,284	124,736	132,133

Gross margins on home sales excluding SFAS 144 valuation adjustments	$98,894	179,406	284,506	504,316

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LENNAR CORPORATION AND SUBSIDIARIES

Valuation Adjustments and Write-offs

(In thousands)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2009	2008	2009	2008
SFAS 144 valuation adjustments to finished homes, CIP and land on which the Company intends to build homes:
East	$38,701	8,685	60,972	50,967
Central	1,209	2,058	11,463	21,107
West	6,879	18,900	40,903	48,960
Houston	517	682	760	794
Other	2,092	1,959	10,638	10,305

Total	49,398	32,284	124,736	132,133

SFAS 144 valuation adjustments to land the Company intends to sell or has sold to third parties:
East (1)	—	11,333	2,117	13,840
Central	7	1,201	1,185	10,770
West	5	622	2,533	5,437
Houston	628	—	628	109
Other	—	292	—	893

Total	640	13,448	6,463	31,049

Write-offs of option deposits and pre-acquisition costs:
East	5,963	832	11,743	11,010
Central	—	1,706	82	5,836
West	2,779	5,866	4,482	10,073
Houston	—	—	721	745
Other	—	2,458	3,786	6,636

Total	8,742	10,862	20,814	34,300

Company’s share of SFAS 144 valuation adjustments related to assets of unconsolidated entities:
East	—	—	251	7,241
Central	600	—	1,454	158
West	30,351	2,919	79,296	21,870
Houston	—	—	—	—
Other	—	—	—	597

Total	30,951	2,919	81,001	29,866

APB 18 valuation adjustments to investments in unconsolidated entities:
East	—	10,076	2,566	20,171
Central	1,024	—	13,179	421
West	26,381	16,647	54,407	82,593
Houston	—	—	—	—
Other	80	13,272	1,571	13,306

Total	27,485	39,995	71,723	116,491

Write-offs of notes receivable:
West	511	1,000	511	1,000
Other	—	4,596	—	4,596

Total	511	5,596	511	5,596

Financial services goodwill impairment	—	27,176	—	27,176

Total valuation adjustments and write-offs of option deposits and pre-acquisitions costs, notes receivable and goodwill	$117,727	132,280	305,248	376,611

(1)	For the three and nine months ended August 31, 2008, SFAS 144 valuation adjustments to land the Company intends to sell or has sold to third parties has been reduced by $7.9 million of minority interest income recorded as a result of a $15.9 million SFAS 144 valuation adjustment to inventory of a 50%—owned consolidated joint venture.

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries and New Orders

(Dollars in thousands)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2009	2008	2009	2008
Deliveries - Homes:
East	885	1,197	2,654	3,440
Central	462	561	1,243	1,837
West	551	885	1,758	2,874
Houston	494	758	1,479	1,945
Other	299	390	848	1,121

Total	2,691	3,791	7,982	11,217

Of the total home deliveries listed above, 31 and 48, respectively, represent deliveries from unconsolidated entities for the three and nine months ended August 31, 2009, compared with 97 and 357 deliveries from unconsolidated entities in the same periods last year.

Deliveries - Dollar Value:
East	$190,321	313,505	583,630	902,585
Central	94,297	111,430	247,823	389,155
West	195,507	335,401	627,724	1,106,454
Houston	100,442	152,074	295,596	385,775
Other	79,232	135,555	232,155	373,778

Total	$659,799	1,047,965	1,986,928	3,157,747

Of the total dollar value of home deliveries listed above, $24,533 and $40,304, respectively, represent dollar value of deliveries from unconsolidated entities for the three and nine months ended August 31, 2009, compared with $52,234 and $190,096 dollar value of deliveries from unconsolidated entities in the same periods last year.

New Orders - Homes:
East	1,046	944	2,869	3,190
Central	492	554	1,421	1,811
West	651	870	2,032	2,762
Houston	557	687	1,601	1,967
Other	358	332	935	1,098

Total	3,104	3,387	8,858	10,828

Of the total new orders listed above, 17 and 48, respectively, represent new orders from unconsolidated entities for the three and nine months ended August 31, 2009, compared to 50 and 212 new orders from unconsolidated entities in the same periods last year.

New Orders - Dollar Value:
East	$233,718	205,855	631,866	752,201
Central	98,788	106,582	284,725	378,622
West	223,807	311,873	699,885	1,037,662
Houston	116,734	127,153	323,116	392,259
Other	87,936	91,991	237,145	302,300

Total	$760,983	843,454	2,176,737	2,863,044

Of the total dollar value of new orders listed above, $13,879 and $34,043, respectively, represent dollar value of new orders from unconsolidated entities for the three and nine months ended August 31, 2009, compared to $20,761 and $110,870 dollar value of new orders from unconsolidated entities in the same periods last year.

13-13-13

LENNAR CORPORATION AND SUBSIDIARIES

Summary of Backlog

(Dollars in thousands)

(unaudited)

	August 31,
	2009	2008
Backlog - Homes:
East	1,004	1,541
Central	301	259
West	521	770
Houston	391	611
Other	258	373

Total	2,475	3,554

Of the total homes in backlog listed above, 7 represents homes in backlog from unconsolidated entities at August 31, 2009, compared to 132 homes in backlog from unconsolidated entities at August 31, 2008.

Backlog - Dollar Value:
East	$252,100	416,889
Central	61,277	52,965
West	180,955	306,975
Houston	85,188	134,824
Other	67,367	136,031

Total	$646,887	1,047,684

Of the total dollar value of homes in backlog listed above, $5,805 represents the backlog dollar value from unconsolidated entities at August 31, 2009, compared to $66,768 of backlog dollar value from unconsolidated entities at August 31, 2008.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas (1)

West:	California and Nevada

Houston:	Houston, Texas

Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

Supplemental Data

(Dollars in thousands)

(unaudited)

	August 31, 2009	November 30, 2008	August 31, 2008
Homebuilding debt	$2,665,796	2,544,935	2,338,697
Stockholders’ equity	2,405,960	2,623,007	3,431,898

Total capital	$5,071,756	5,167,942	5,770,595

Homebuilding debt to total capital	52.6%	49.2%	40.5%

Homebuilding debt	$2,665,796	2,544,935	2,338,697
Less: Homebuilding cash and cash equivalents	1,336,739	1,091,468	857,050

Net homebuilding debt	$1,329,057	1,453,467	1,481,647

Net homebuilding debt to total capital (1)	35.6%	35.7%	30.2%

(1)	Net homebuilding debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders’ equity).